FOR IMMEDIATE RELEASE

BALDWIN & LYONS APPOINTS W. RANDALL BIRCHFIELD CHIEF EXECUTIVE OFFICER

Appoints Michael J. Case Chief Operating Officer

Appoints Douglas W. Collins Interim Chief Financial Officer

CARMEL, Ind. – May 19, 2016 – Baldwin & Lyons, Inc. (NASDAQ:BWINA) (NASDAQ:BWINB) today announced that effective immediately W. Randall Birchfield, Executive Vice President of Sales and Underwriting, has been appointed Chief Executive Officer and has been elected to the Board of Directors, Douglas W. Collins, Assistant Vice President and Director of Accounting & Finance, has been appointed Interim Chief Financial Officer, and Michael J. Case, Senior Vice President of Claims & Legal, General Counsel and Secretary, has been given the additional title of Chief Operating Officer. These appointments follow the decision of Joseph J. DeVito, Gary W. Miller and G. Patrick Corydon to retire from Baldwin & Lyons after 35, 51 and 38 years of service, respectively.

Mr. Birchfield has served as Executive Vice President of Sales and Underwriting since April 2014. He joined the Company in September 2013 as Vice President of Underwriting. Prior to joining Baldwin & Lyons, Mr. Birchfield served in a variety of capacities within the property and casualty insurance industry with Allstate Insurance Company, Farmers Insurance Company, American International Group and Progressive Insurance Company. Mr. Birchfield holds a BS from the United States Military Academy at West Point, an MA in Managerial Economics from the University of Oklahoma and an MBA from Harvard University.

Steven A. Shapiro, Executive Chairman of the Board of Directors, said, "Randy's significant experience in the insurance industry, deep knowledge of the Company's culture and operations, strong relationships with key customers and dedication to delivering excellence every day to all of our customers and stakeholders make him the clear and ideal choice to lead the Company forward. Randy has the complete commitment of the executive team and strong support throughout the entire organization. The rest of the Board and I look forward to working closely with Randy as we continue to deliver unparalleled service to our customers and drive value for our shareholders."

Mr. Shapiro continued, "The Board would like to thank Joe, Gary and Pat for their many years of service to Baldwin & Lyons. We are confident that implementing our succession plan at this time will ensure that the Company's Board and management team will work constructively together with a common purpose and shared commitment to excellence and innovation."

The Board is conducting a search process to identify a permanent CFO, and will consider both internal and external candidates.

The Board has retained independent legal counsel to conduct a comprehensive governance review, including a review of certain matters brought to the Board's attention in connection with the retirements of Messrs. DeVito, Miller and Corydon.

In connection with today's announcement, the Company will file a Form 8-K with the Securities and Exchange Commission.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

CONTACT

Tonya Peacock
(317) 429-2590
tpeacock@baldwinandlyons.com